Gmail

Hannah Laverty <hmlaverty@gmail.com>

Become an Owner in DSTLD.

1 message

DSTLD <hello@dstld.la> Wed, Apr 13, 2016 at 11:14 AM
Reply-To: DSTLD <hello@dstld.la>
To: hmlaverty@gmail.com

Share in DSTLD's success so far. View this email in your browser

DSTLD

LOS ANGELES



A few months back, you indicated that you were interested in investing in DSTLD. Today we're writing to you with an exciting announcement.

We received a powerful response from our community after we launched our “testing the waters” (TTW) campaign this fall. More than 2,100 people indicated over $12,150,000 in investment interest in DSTLD. **As the first fashion company to explore this fundraising alternative, we also received a powerful response from press**.

Because of your enthusiastic response, we've decided to file with the SEC to allow customers to buy shares of DSTLD. We will be opening up our live equity crowdfunding campaign to our community in a few short months and we would like to invite you to learn more.

LEARN MORE

As we prepare for our round to open in a few short months, we'd like to highlight a few recent business updates, as well as invite you to visit our SeedInvest page so you can view our updated company deck or indicate additional interest to invest. As a reminder, indicating interest is non-binding.

We also welcome you to share our news with anyone you know who might be interested in learning more about DSTLD or investing.

VISIT OUR SEEDINVEST PAGE

Thank you again for your support, we look forward to what lies ahead!

Corey + Mark
Co-founders

BY THE NUMBERS


$12M+
INDICATIONS
$3M+
REVENUE
54k+
ITEMS SOLD
21k+
CUSTOMERS
$65+
PRICE/DENIM
8
EMPLOYEES

NEW PRODUCT DEVELOPMENT

With a recent addition to our senior design team (she hails from Nasty Gal and Kill City), we've been hard at work planning the expansion of our collection. Expect to see new developments by mid-spring in our Men's and Women's denim collections, plus outerwear: a leather Moto Jacket and silk Bomber for women, and a leather Bomber for men.


LEATHER BOMBER


LIGHTWEIGHT DENIM


SILK BOMBER

We're also extremely excited to be moving the production of our denim lines to Los Angeles, where all of our knits and tees are already manufactured, in the near future.

IN THE PRESS

GQ

"A PAIR OF PREMIUM, QUITE PERFECTLY CUT JEANS"

VOGUE

"THE BEST FIGURE FLATTERING DENIM"

Aol.

"MEET THE DENIM COMPANY THAT WILL CHANGE YOUR LIFE (AND WARDROBE) FOR GOOD"

SEEN ON



SELENA GOMEZ



KENDALL JENNER



CARA DELEVINGNE



LEA MICHELE



ALESSANDRA AMBROSIO


DO THIS, FEEL AWESOME! P. 52
HOTTER THAN EVER!!
ONE SIMPLE WORKOUT, KICK-ASS RESULTS
10 Pounds GONE! Without Even Trying
FIERCE FALL FASHION
Life Advice From Ballers
AMY SCHUMER
LADY GAGA
JESSICA ALBA
MICHELLE OBAMA

REESE WITHERSPOON

FROM OUR CUSTOMERS

"Just wanted to say that I've already bought two pairs of jeans from you guys--they are perhaps the best fitting, best looking, and most durable jeans I have ever bought... and the price absolutely can't be beat. Two thumbs up!" - **RYAN**

"I purchased the "Low Rise Skinny Jeans in Dusk" in February of last year. I just

wanted to email to say that I am truly satisfied with the jeans. I have had them for a little less than a year and they are still in perfect condition. They are probably the best jeans I have ever bought and for such an affordable price too! I have absolutely no complaints with the jeans." - **THOU**

"I love your jeans so much...The material is so much thicker and feels stiff and strong compared to other jeans I've worn that feel limp, thin and liable to rip. A month later I bought your black over-dye skinny jeans. They are the most comfortable and soft jeans I've encountered. An absolutely fabulous job on the jeans, one can see and feel the quality that has gone into them. Thank you for providing such quality products for reasonable prices." - **GARRETT**

"Great quality jeans. I never thought I'd find a pair that I love as much as my AG jeans, but these have surpassed my expectations. The Skinny Black Powerstretch pair is my favorite -- great stretch without it loosening up and giving a baggy butt look. After several washes the black has not faded at all. Customer service is superb." - **CHRISTINA**

FOLLOW US ON INSTAGRAM


@DSTLD





Denim.LA, Inc. ("DSTLD") is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory

agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.

The individuals above were not compensated in exchange for their testimonials. In addition, their testimonials should not be construed as and/or considered investment advice.

INSTAGRAM FACEBOOK TWITTER PINTEREST TUMBLR

Our mailing address is:
DSTLD
8899 Beverly Blvd
West Hollywood, CA 90048

Add us to your address book